EXHIBIT 4.6

Certificate No	Class	No of Shares	CUSIP No.
	Ordinary Shares	[●]	G47791 101

Ingersoll-Rand Public Limited Company

Registered in Ireland, Number 469272

This is to Certify that

[__________]

of

[________________________]

is the Registered Holder of [●] fully paid Ordinary shares of $1.00 each in the above-named Company, subject to the Memorandum and Articles of Association of the said Company

*The Common Seal of the Company was hereto affixed in the presence of: **
*This Certificate was Authorised by: **

Directors ____________________ **Secretary** ____________________

____________________ **Date** ___________, 20_____

Registered Office 170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin

NOTE: No transfer of any of the above mentioned shares can be registered until this Certificate has been deposited at the Company's Registered Office
* Delete as Appropriate